ARTICLES OF AMENDMENT TO ARTICLES OF INCORPORATION

OF

PF HOSPITALITY GROUP, INC.

Pursuant to NRS 78.403 under Nevada General Corporation Law (Title 7, Chapter 78 of the Nevada Revised Statutes), PF HOSPITALITY GROUP, INC., a Nevada corporation (the “Corporation”) hereby amends Article I of its Articles of Incorporation as follows:

ARTICLE I - NAME

The name of the corporation is: EXOlifestyle, Inc. (the “Corporation”).

Effective Date. The effective date of this amendment of Articles of Incorporation shall be the close of business on the date of approval by the Financial Industry Regulatory Authority (FINRA) as reflected in a Form 8-K to be filed by the Corporation with the Securities and Exchange Commission but in no event more than 90 days after the date of filing with Nevada Secretary of State.

Adoption of Amendment. The foregoing amendment to the Articles of Incorporation was approved by the Board of Directors of the Corporation by unanimous written consent in lieu of meeting on September 1, 2016.

The amendment to the Articles of Incorporation were approved by the written consent of holders of a majority of our outstanding capital stock on September 1, 2016. The number of votes cast for the amendment was sufficient for approval by holders of our capital stock.

IN WITNESS WHEREOF, the undersigned has executed this Articles of Amendment to Articles of Incorporation as of September 1, 2016.

PF HOSPITALITY GROUP, INC.

By:
Vaughan Dugan, Chief Executive Officer